Exhibit 99.6

Press Release	MAILING ADDRESS
P.O. Box 513396 Los Angeles, CA 90051-1396
5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	July 2, 2013

Contact:	Tom Schaffner 323-881-4150 tschaffner@unifiedgrocers.com

Unified Refinances Senior Debt

(COMMERCE, CA) — Unified Grocers, Inc. (“Unified” or the “Company”), the largest wholesale grocery distributor in the western United States, announced today that it has successfully completed a refinancing of its senior credit facilities. The refinancing included both the replacement of the existing revolving credit facility together with the pay-down of approximately half of its higher rate senior secured notes. The Company expects that the refinancing will provide it more flexibility and lead to a reduction in its ongoing borrowing costs.

The new credit agreement is a $316 million 5-year credit facility. It consists of a $275 million revolver, an asset-based facility with borrowings based on inventory and receivables, and a $41 million term loan, secured by certain of Unified’s real property. Institutions participating in the financing are Wells Fargo Capital Finance (lead), BMO Harris Bank, Bank of America, Union Bank, PNC and Bank of the West. Concurrent with the new credit facility is a partial pay down ($50 million) of the Company’s fixed rate senior secured notes with the remaining notes maturing in January 2016.

“By leveraging our significant asset base and limiting the extent of financial covenants within the agreements, we expect much greater flexibility and overall efficiency in the day-to-day operation of our business. We are confident this financing will provide the foundation to execute on our initiatives and we appreciate the support received from our lending group,” said Bob Ling, president and chief executive officer, Unified Grocers.

PAGE 2 — UNIFIED REFINANCES SENIOR DEBT

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $3.8 billion in sales during fiscal 2012, offer independent retailers all the resources they need to compete in the supermarket industry. For more information about Unified Grocers, visit: http://www.unifiedgrocers.com.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in Unified Grocers’ Annual Report on Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.